Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 Registration No. 333-124881) pertaining to the Top 10 Share Bonus Plan, the Group 50 Share Bonus Plan and the Group 70 Share Bonus Plan of Petroleum Geo-Services ASA (“PGS”) of our reports dated May 15, 2007, with respect to the consolidated financial statements of PGS, PGS management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PGS included in the Annual Report (Form 20-F) for the year ended December 31, 2006.
/s/ Ernst & Young AS

Oslo, Norway
May 15, 2007